UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2017 (February 17, 2017)

INFOR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-183494-06	01-0924667
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10011

(Address of principal executive offices) (Zip Code)

(646) 336-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2017 (the “Effective Date”), an affiliate of Koch Equity Development LLC, the investment and acquisition subsidiary of Koch Industries, Inc., completed the purchase (the “KED Purchase”) of more than $2 billion of preferred and common equity of certain affiliates of Infor, Inc. (“Infor”) under the definitive agreement previously disclosed by Infor in the second quarter of fiscal 2017.

Changes to the Board of Directors

In connection with the KED Purchase, on February 24, 2017, Infor appointed Messrs. Daniel Haspel, Steven J. Feilmeier, Matthew Flamini, James B. Hannan, Anthony J. Sementelli and Brett D. Watson to its board of directors. Such appointments were made in connection with the transactions contemplated by the securities purchase agreement entered into in connection with the KED Purchase. Also in connection with these transactions, on February 17, 2017, Messrs. Stewart Bloom and Prescott Ashe resigned from the board of directors of Infor. Other than as set forth in this paragraph, there are no arrangements or understandings with Messrs. Haspel, Feilmeier, Flamini, Hannan, Sementelli and Watson pursuant to which they were appointed as directors, or any related party transactions between Infor and Messrs. Haspel, Feilmeier, Flamini, Hannan, Sementelli and Watson that are subject to disclosure under Item 404(a) of Regulation S-K. Mr. Ashe was a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Infor, and Messrs. Ashe and Bloom were members of the Audit Committee of Infor. Certain of the new director appointees are expected to be appointed to the various committees of Infor in the near future.

Employment Agreement Amendments

On the Effective Date and in connection with the KED Purchase, Infor Enterprise Applications, L.P. (“Infor Enterprise”), which is an affiliate of the parent company of Infor, IGS Holding LP (“IGS”), and each of Mr. Duncan Angove, Ms. Pam Murphy, Mr. Charles Phillips, Mr. Kevin Samuelson, Mr. Stephan Scholl and Mr. Soma Somasundaram (each an “Executive Officer” and, collectively, the “Executive Officers”) entered into amendments to their respective employment agreements (each an “Amendment” and, collectively, the “Amendments”). Pursuant to the Amendments, each Executive Officer received a one-time transaction bonus on the Effective Date, as further detailed below.

Name	Bonus Amount
Angove, Duncan	$18,509,508.10
Murphy, Pam	$8,407,258.75
Phillips, Charles	$32,656,474.81
Samuelson, Kevin	$2,697,407.76
Scholl, Stephan	$18,526,805.83
Somasundaram, Soma	$4,945,112.35

Each Executive Officer will also be entitled to earn a bonus upon the consummation of certain transactions, including a “change of control” transaction, involving Infor Enterprise or any of its subsidiaries, in an aggregate amount (for all Executive Officers) equal to 10% of the aggregate amount of any transaction fee payable to entities affiliated with Golden Gate Capital and Summit Partners, L.P. under their respective advisory agreements (the “Transaction Fee”). Each Executive Officer’s portion of the Transaction Fee will be determined by the board of directors.

In addition, each Executive Officer received a grant of Class C Units of IGS on the Effective Date (as further detailed below), which constitute vested management incentive units for purposes of the limited partnership agreement of IGS. Following the Effective Date, the Executive Officers will also be issued Class D Units of IGS, pursuant to an allocation determined by the board of directors.

Name	Class C Units
Angove, Duncan	8,241,848.70
Murphy, Pam	3,743,554.62
Phillips, Charles	14,541,160.30
Samuelson, Kevin	1,201,092.24
Scholl, Stephan	8,249,550.97
Somasundaram, Soma	2,201,942.24

Pursuant to the limited partnership agreement of IGS, holders of Class C Units will be entitled to receive: (a) a preferred return equal to the excess, if any, of the total equity value of IGS at the time of determination over the total equity value on the date of issuance, up to a specified amount per Class C Unit; and (b) participation in additional distributions in excess of the total equity value on the date of issuance. Holders of the Class D Units will be entitled to participate in distributions from IGS to the extent such distributions are in excess of specified incentive hurdles, each of which is in excess of the total equity value on the date of issuance. Each Executive Officer is entitled to put to IGS for repurchase: (a) on the fourth, fifth, sixth and seventh anniversaries of the Effective Date, a portion of the Class C Units held by him or her and any other equity held by such Executive Officer in Infor Enterprise; and (b) on the eighth, ninth, tenth and eleventh anniversaries of the Effective Date, a portion of the Class D Units held by him or her.

Upon the termination of an Executive Officer’s employment with Infor for any reason whatsoever: (a) all unvested Class D Units held by the Executive Officer as of the termination date shall expire and be immediately forfeited and canceled in their entirety as of the termination date; and (b) all vested Class D Units held by the Executive Officer will be subject to repurchase by IGS.

Item 8.01.	Other Events.

On February 21, 2017, Infor issued a press release announcing the completion of the KED Purchase, which is attached as Exhibit 99.1 hereto, and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Infor, Inc. on February 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOR, INC.

Date: February 24, 2017	By:	/s/ Gregory M. Giangiordano
		Name:	Gregory M. Giangiordano
		Title:	President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release issued by Infor, Inc. on February 21, 2017.